UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 6, 2010

INTEGRA BANK CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 S.E. Third Street
P.O. Box 868
Evansville, Indiana   47705-0868

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(812) 464-9677

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

On May 6, 2010, Integra Bank Corporation (the “Company”) executed an agreement (“Agreement”) with the Federal Reserve Bank of St. Louis (the “Reserve Bank”).  Pursuant to the Agreement, the Company has agreed to use its financial and managerial resources to serve as a source of strength to Integra Bank N.A. (the "Bank"), including taking steps to ensure that the Bank complies with the agreement the Bank entered into with the Office of the Comptroller for the Currency on May 20, 2009.  In addition, the Company has agreed to take or refrain from taking certain actions within designated timeframes.

Among other things, the Agreement provides that the Company:

•
shall not declare or pay any dividends without the prior approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System;

•	shall not take dividends or any other form of payment representing a reduction in capital from the Bank without the prior approval of the Reserve Bank;
•	shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior approval of the Reserve Bank and the Director;
•	shall not incur, increase, or guarantee any debt without the prior approval of the Reserve Bank;
•	shall not purchase or redeem any shares of its stock without the prior approval of the Reserve Bank;
•	shall, within 60 days of the Agreement, submit to the Reserve Bank an acceptable plan to maintain sufficient capital at the Company on a consolidated basis;
•
shall, within 30 days after the end of any quarter in which any of the consolidated organization’s capital ratios fall below the approved capital plan’s minimum ratios, notify the Reserve Bank of such shortfall and submit an acceptable capital plan detailing corrective steps for increasing ratios to or above the approved plan’s minimums;

•
shall, within 60 days of the Agreement, submit to the Reserve Bank a projection of cash flow for 2010, and shall submit projections of cash flow for each subsequent calendar year at least one month prior to the beginning of such year;

•
shall comply with notice requirements in advance of appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer and comply with certain restrictions on indemnification and severance payments; and

•
shall, within 30 days of the end of each quarter, submit progress reports to the Reserve Bank detailing the form and manner of all actions taken to secure compliance with the Agreement and the results thereof along with a parent company-level balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

This description of the Agreement is a summary and does not purport to be a complete description of all of the terms of such Agreement, and is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 99(a).  The Agreement is in furtherance of the regulatory authority of the Reserve Bank and its provisions are not intended to modify the Company's previous disclosures regarding the conditions of the Company or the Bank or the effectiveness of its internal control over financial reporting or disclosure controls and procedures.

ITEM 5.07	Submission of Matters to a Vote of Security Holders

On May 6, 2010, the Company held its annual meeting of shareholders.  There were 20,914,373 shares of common stock outstanding on the February 26, 2010, record date that were entitled to vote at the meeting.  There were 14,872,993 shares voted in person or by proxy.

All nominees were elected and the three other proposals were approved by significant majorities, as detailed below.

The following directors received votes as noted and were elected to terms to expire in 2011:

Name	For	Withheld	Broker Non-Votes

Michael J. Alley	8,376,416	377,514	6,119,062
Sandra Clark Berry	7,614,992	1,138,938	6,119,062
Robert L. Goocher	7,759,221	994,709	6,119,062
Dr. H. Ray Hoops	6,995,400	1,758,530	6,119,062
Thomas W. Miller	7,776,504	977,426	6,119,062
Richard M. Stivers	7,771,768	982,162	6,119,062
Daniel T. Wolfe	7,787,503	966,427	6,119,062

The shareholders approved the authorization of the Board of Directors to amend the restated articles of incorporation to effect a reverse stock split:

For	Against	Abstain	Broker Non-Votes
13,489,052	1,253,073	130,868	0

The shareholders approved the advisory (non-binding) proposal concerning the Company’s executive compensation program as follows:

For	Against	Abstain	Broker Non-Votes
13,763,012	901,223	208,758	0

The shareholders approved the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2010 as follows:

For	Against	Abstain	Broker Non-Votes
14,403,326	317,750	151,917	0

ITEM 7.01	Regulation FD Disclosure

On May 7, 2010, the Company received notification from the Nasdaq Global Stock Market informing the Company that its common stock had regained compliance with Listing Rule 5450(a)(i) after maintaining a minimum bid price of $1.00 per share for ten consecutive trading days.  Although the Company's shareholders have authorized the Board of Directors to effect a reverse stock split of the outstanding common stock, the Board of Directors does not expect to exercise that authority in the immediate future.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

99(a) Agreement dated May 6, 2010, between Integra Bank Corporation and the Federal Reserve Bank of St. Louis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 10, 2010

INTEGRA BANK CORPORATION

By:	/s/ Michael B. Carroll
Michael B. Carroll
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99(a)	Agreement dated May 6, 2010, between Integra Bank Corporation and the Federal Reserve Bank of St. Louis